Exhibit 10.1
AMENDMENT TO THE NOBLE ENERGY, INC.
CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES
     Pursuant to the provisions of Section 4.5(a) thereof, the Noble Energy, Inc. Change of Control Severance Plan for Executives (the “Plan”) is hereby amended in the following respect only:
     Section 2.4 of the Plan is hereby amended by restatement in its entirety to read as follows:
     2.4 Parachute Payment Limitation. Any provision of the Plan to the contrary notwithstanding, if a Covered Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in Section 2.1, together with any other payments which the Covered Employee has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment and are exempt from the requirements of Section 409A of the Code shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments received by the Covered Employee from the Employer will be one dollar ($1.00) less than three times the Covered Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Covered Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Covered Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determinations as to the benefit to be reduced and the amount of reduction shall be made by the Employer in good faith, and such determinations shall be conclusive and binding on the Covered Employee. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Covered Employee’s base amount, the Covered Employee shall immediately repay such excess to the Employer upon notification that an overpayment has been made.
     Subject to the provisions of Section 4.5(a)(1) of the Plan, this Amendment shall be effective as of February 1, 2011, for each Employer participating in the Plan.
     IN WITNESS WHEREOF, this Amendment has been executed on this _____ day of January, 2011.

NOBLE ENERGY, INC.
By:	/s/ Charles D. Davidson
Charles D. Davidson
Chairman and Chief Executive Officer